Exhibit 99.1
NEWS RELEASE

CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	October 28, 2009
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR
3RDQUARTER 2009

     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $19.6 million and earnings per share of $0.94 for the third quarter of 2009, compared to net income of $22.2 million and earnings per share of $1.06 in the third quarter of 2008.
     Revenues increased by $7.5 million, or 6%, to $139.2 million, with rate increases adding $12.5 million and water usage by new customers adding $3.3 million. A decrease in water usage by existing customers and other charges reduced revenue by $8.3 million.
     Total operating expenses for the third quarter of 2009 increased by $10.1 million, or 10%, to $115.1 million. Water production costs increased by $2.4 million, or 5%, due to higher power costs and wholesale water rates. Administrative costs increased $4.1 million, or 27%, due to increased pension & benefits costs, and increased legal costs. Other operations expenses increased by $1.7 million to $14.6 million as a result of higher costs for pumping and distributing water.
     Maintenance expense increased by 15% to $4.4 million as a result of additional water main repairs. Depreciation expense increased by 11% to $10.3 million as a result of increases in capital expenditures. Taxes other than income increased $0.4 million to $4.4 million, primarily due to property tax increases.
     Other income, net of income taxes, added $1.0 million of net income for the quarter, while interest expense increased by 33% to $5.5 million due to the new debt offering in April 2009.
     For the twelve months ended September 30, 2009, net income was $41.4 million and diluted earnings per share were $1.99, compared to net income of $40.5 million and diluted earnings per share of $1.94 for the same period last year. Revenues for the trailing twelve months were $443 million, compared to $396 million for the same period in the prior year.
     “During the quarter, the Company filed its 2009 General Rate Case for all 24 California districts and corporate costs,” said President and Chief Executive Officer Peter C. Nelson. “This is significant because we are now filing for rate relief in California for all regulated districts and corporate costs at the same time, which will allow for more timely rate relief of prudently incurred costs,” said Nelson.
     “While we cannot predict the outcome of this filing, the rate case was filed on time and is currently proceeding on schedule,” Nelson said.
     Other Information
     All stockholders and interested investors are invited to listen to the 2009 third quarter conference call on October 29, 2009, at 11:00 a.m. (EST), by dialing 1-866-814-8476 and keying in ID# 1399873. A replay of the call will be available from 2:00 p.m. (EST) October 29, 2009, through December 28, 2009, at 1-888-266-2081, ID# 1399873. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited
(In thousands, except per share data)

	September 30,	December 31,
	2009	2008
ASSETS

Utility plant:
Utility plant	$1,676,287	$1,583,079
Less accumulated depreciation and amortization	(501,704)	(470,712)

Net utility plant	1,174,583	1,112,367

Current assets:
Cash and cash equivalents	47,581	13,869
Receivables:
Customers	31,722	22,786
Regulatory balancing accounts	15,592	4,629
Other	10,752	7,442
Unbilled revenue	21,352	13,112
Materials and supplies at average cost	5,457	5,070
Taxes, prepaid expenses and other assets	7,922	12,890

Total current assets	140,378	79,798

Other assets:
Regulatory assets	201,442	198,293
Goodwill	2,615	3,906
Other assets	30,455	23,743

Total other assets	234,513	225,942

	$1,549,474	$1,418,107

CAPITALIZATION AND LIABILITIES

Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	214,715	213,922
Retained earnings	204,570	188,820

Total common stockholders’ equity	419,492	402,949
Long-term debt, less current maturities	373,541	287,498

Total capitalization	793,033	690,447

Current liabilities:
Current maturities of long-term debt	12,424	2,818
Short-term borrowings	12,000	40,000
Accounts payable:
Trade and other	46,894	39,187
Regulatory balancing accounts	7,486	2,585
Accrued interest	9,096	3,295
Accrued expenses and other liabilities	42,938	35,311

Total current liabilities	130,838	123,196

Unamortized investment tax credits	2,392	2,392
Deferred income taxes, net	83,512	72,344
Pension and postretirement benefits other than pensions	152,467	152,685
Regulatory and other liabilities	83,357	83,312
Advances for construction	182,763	176,163
Contributions in aid of construction	121,112	117,568
Commitments and contingencies	—	—

	$1,549,474	$1,418,107

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited
(In thousands, except per share data)

	September 30,	September 30,
For the three months ended	2009	2008
Operating revenue	$139,167	$131,702

Operating expenses:
Operations:
Water production costs	48,898	46,455
Administrative and general	19,084	14,995
Other operations	14,639	12,935
Maintenance	4,405	3,824
Depreciation and amortization	10,259	9,281
Income taxes	13,417	13,510
Property and other taxes	4,371	3,940

Total operating expenses	115,073	104,940

Net operating income	24,094	26,762

Other income and expenses:
Non-regulated revenue	5,194	3,805
Non-regulated expenses, net	(3,464)	(4,501)
Gain on sale of non-utility property	—	—
Income taxes (expense) benefit on other income and expenses	(702)	288

Net other income and expenses	1,028	(408)

Interest expense:
Interest expense	6,480	5,233
Less: capitalized interest	(950)	(1,065)

Net interest expense	5,530	4,168

Net income	$19,592	$22,186

Earnings per share
Basic	$0.94	$1.06

Diluted	$0.94	$1.06

Weighted average shares outstanding
Basic	20,745	20,717

Diluted	20,767	20,740

Dividends declared per share of common stock	$0.2950	$0.2925

     CALIFORNIA WATER SERVICE GROUP CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited (In thousands, except per share data)

	September 30,	September 30,
For the nine months ended	2009	2008
Operating revenue	$342,447	$310,204

Operating expenses:
Operations:
Water production costs	119,468	112,162
Administrative and general	57,331	42,248
Other operations	41,425	37,766
Maintenance	13,352	12,884
Depreciation and amortization	30,739	27,779
Income taxes	21,438	20,127
Property and other taxes	12,371	11,163

Total operating expenses	296,124	264,129

Net operating income	46,323	46,075

Other income and expenses:
Non-regulated revenue	11,173	9,452
Non-regulated expenses, net	(6,826)	(9,715)
Gain on sale of non-utility property	675	7
Income taxes (expense) benefit on other income and expenses	(2,032)	118

Net other income and expense	2,990	(138)

Interest expense:
Interest expense	17,480	15,405
Less: capitalized interest	(2,270)	(1,955)

Net interest expense	15,210	13,450

Net income	$34,103	$32,487

Earnings per share
Basic	$1.64	$1.55

Diluted	$1.64	$1.55

Weighted average shares outstanding
Basic	20,740	20,707

Diluted	20,765	20,731

Dividends declared per share of common stock	$0.8850	$0.8775